Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

VCI Global Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, no par value	(1)	Other	10,515,886	$1.42	$14,932,558.12	0.0001381	$2,062.19

Total Offering Amounts:							$14,932,558.12		2,062.19
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$2,062.19

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Offering Note(s)

(1)	a. The ordinary shares, no par value (“ordinary shares”) of VCI Global Limited (the “Company”) being registered hereunder are being registered for sale by the selling shareholder named in the prospectus. In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement for which this filing fee table serves as an exhibit also covers an indeterminate number of additional ordinary shares as may be issuable as a result of share splits, share dividends or similar transactions.

b. Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low trading prices on March 30, 2026 of the Registrant’s ordinary shares listed on Nasdaq Capital Market.